American United Life Insurance Company(R)
                               One American Square
                             Indianapolis, IN 46206

                     LIFETIME GUARANTEED MINIMUM WITHDRAWAL
                                  BENEFIT RIDER

This Rider is part of the Contract to which it is attached. This Rider is effective as of the Contract Date of the annuity or the effective date of this Rider if elected after the Contract Date. Where a provision of this Rider conflicts with a provision of the Contract, the provision of this Rider will control.

BENEFIT

This Rider guarantees that You may take withdrawals up to a maximum amount per year ("Guaranteed Annual Withdrawal Amount" or "GAWA"). If Your Account Value is reduced to zero, provided it was not due to a withdrawal in excess of the GAWA, We will pay an amount equal to the GAWA annually until Your death.

You must allocate the Account Value in accordance with the permitted and available Portfolio Optimization Models as shown on Your Contract Data Pages of the Contract in order to elect and maintain this Rider.

DEFINITIONS

Benefit Base - An amount initially used to determine the GAWA. The Benefit Base will increase or decrease as described under the provisions of this Rider.

Guaranteed Annual Withdrawal Amount (GAWA) - The maximum amount that may be withdrawn each Contract Year without reducing the GAWA for subsequent Contract Years.

Guaranteed Annual Withdrawal Amount (GAWA) Percentage - The percentage that is multiplied by the Benefit Base to determine the GAWA. The percentage is based on the age of the Contract Owner at the time of Your first withdrawal.


BENEFIT PROVISIONS

Benefit Base - If this Rider is effective as of the Contract Date, the initial Benefit Base will be equal to the Premium on the Contract Date, subject to any limitations set forth herein. If this Rider is elected after the Contract Date, the initial Benefit Base will be equal to the Account Value on this Rider's effective date, subject to any limitations set forth herein.

Thereafter, the Benefit Base may increase or decrease as follows:

1.   The  Benefit  Base is  increased  by the  dollar  amount of any  additional
     Premiums.

2. The Benefit Base may be increased on each Contract Anniversary by either the Automatic Annual Step-Up or 5% Rollup, as described below.

3. The Benefit Base is not reduced for withdrawals less than or equal to the GAWA. The Benefit Base is reduced on a proportional basis by any withdrawals that exceed the GAWA, as described below under Effect of Withdrawals on the Benefit Base.

The  Benefit Base can never be more than $5,000,000.

Guaranteed Annual Withdrawal Amount (GAWA) - The initial GAWA is equal to the Benefit Base immediately prior toYour first withdrawal multiplied by the GAWA Percentage. The GAWA Percentage is based on the age of the Contract Owner at the time of the first withdrawal as follows:

                       Age:                    GAWA Percentage:
         ------------------------------- ------------------------------
         ------------------------------- ------------------------------
                     45 - 59                           4%
                     60 - 69                           5%
                     70 - 79                           6%
                       80+                             7%

The GAWA represents the maximum amount that can be taken as a partial withdrawal each Contract Year without reducing the GAWA going forward. The GAWA is reduced for withdrawals in excess of the GAWA, as described below under Effect of Withdrawals on the GAWA.

After the date of Your first withdrawal, the GAWA may increase as follows:

1. The GAWA may be increased due to additional Premiums, as described below under Additional Premium Payments .

2. The GAWA may be increased at each Contract Anniversary by either the Automatic Annual Step-Up or 5% Rollup, as described below.

Automatic Annual Step-Up - On any Contract Anniversary in which the Account Value is greater than the Benefit Base, an Automatic Annual Step-Up will occur (provided that You have not properly notified Us that You decline the Step-Up as described below).

The Automatic Annual Step-Up will:

1. Increase the Benefit Base to equal the Account Value on the date of the Step-Up (up to a maximum of $5,000,000).

2. Increase the GAWA to equal the GAWA Percentage multiplied by the new Benefit Base, if such amount is greater than the current GAWA.

If, on the date that a Step-Up occurs, the charge for the rider has changed for new purchasers, You will be subject to the new charge at the time of such Step-Up. You will be notified in writing a minimum of 45 days in advance of the applicable Contract Anniversary and be informed that You may choose to decline the Step-Up. You may decline a Step-Up by notifying AUL in writing at least 15 days prior to the next Contract Anniversary.

If a Step-Up is declined, Automatic Annual Step-Ups will not resume until You notify the Company in writing at least 15 days prior to the next Contract Anniversary that You would like to reinstate the Step-Ups. The Step-Ups will resume on the next Contract Anniversary after We receive Your request for reinstatement. If You do reinstate the Step-Up, and the charge for this Rider has changed for new purchasers, You will be subject to the new charge.

5% Rollup - On each Contract Anniversary until the earlier of: (a) the date of Your first withdrawal, or (b) the tenth Contract Anniversary following this Rider's effective date, the 5% Rollup amount will be equal to the initial
Benefit Base on this Rider's effective date, plus any additional Premiums received after this Rider's effective date, accumulated annually at 5% to the Contract Anniversary. On each Contract Anniversary in which the 5% Rollup amount is greater than the Benefit Base, We will:

1. Increase the Benefit Base to equal the 5% Rollup amount (up to a maximum of $5,000,000).

2. Increase the GAWA to equal the GAWA Percentage multiplied by the new Benefit Base, if such amount is greater than the current GAWA

If, on any Contract Anniversary when You are eligible for the 5% Rollup, the Account Value is greater than the 5% Rollup amount, We will Step-Up the Benefit Base to equal the Account Value (up to a maximum of $5,000,000) and the 5% Rollup will not apply. If You choose to decline the Step-Up (as described above under Automatic Annual Step-Up), the 5% Rollup will still apply.

The 5% Rollup will terminate at the earlier of: (a) the date of Your first withdrawal; or (b) the tenth Contract Anniversary following this Rider's effective date.

Additional Premium Payments - Any additional Premiums will increase the Benefit Base by the dollar amount of the additional Premiums (up to a maximum of $5,000,000). The GAWA will be increased to equal the new Benefit Base multiplied by the GAWA Percentage, if such amount is greater than the current GAWA.

Effect of Withdrawals on the Benefit Base - Total withdrawals in a Contract Year that do not exceed the GAWA do not affect the Benefit Base.

However, at the time a withdrawal is taken, if the total withdrawals in a Contract Year exceed the GAWA, the Benefit Base will be reduced on a proportional basis for the amount in excess of the GAWA (as shown under Examples below).

Effect of Withdrawals on the GAWA - Total withdrawals in a Contract Year that do not exceed the GAWA do not affect the GAWA for subsequent Contract Years.

However, at the time a withdrawal is taken, if the total withdrawals in that Contract Year exceed the GAWA, the GAWA for subsequent Contract Years will be reduced on a proportional basis for the amount in excess of the GAWA (as shown under Examples below).



Examples - The following examples assume:

1.   The Contract Date and the rider effective date is July 1st, 2006;

2.   The Contract Owner is 70 years of age;

3.   An initial Premium of $200,000;

4.   An initial Benefit Base of $200,000;

5.   An initial GAWA of $12,000 (6% of $200,000);

6. The Account Value on July 1st, 2007 is $205,000 as the result of positive sub-account performance;

7. The Account Value on December 1st, 2007 is $190,000 as the result of negative sub-account performance; and

8. The Account Value on July 1st, 2008 is $240,000 as the result of positive sub-account performance.


Example 1:  5% Rollup Applied to Benefit Base

-        No withdrawals are taken in the first Contract Year.

-    The 5% Rollup amount on July 1st, 2007 = $200,000 x 1.05 = $210,000

- As the 5% Roll-Up amount is greater than the Benefit Base of $200,000, as well as the Account Value of $205,000, the Benefit Base is set equal to the 5% Rollup amount of $210,000.

- The GAWA is equal to the greater of: 1) the current GAWA, or 2) 6% multiplied by the new Benefit Base.

     1)   The current GAWA is $12,000;

     2)   6% of the new Benefit Base, which is 6% x $210,000, which is $12,600.

     Therefore, the new GAWA is $12,600.











Example 2:  Proportional Reductions

     - A $20,000 withdrawal is taken on December 1st, 2007 (in the second Contract Year).

     -    The Account Value immediately before the withdrawal is $190,000.

     -    As the amount withdrawn exceeds the GAWA of $12,600:

     - The Benefit Base is reduced by the ratio of A to B, calculated as follows:

                    Benefit Base x (1-A/B) = new Benefit Base

          A is the amount withdrawn less the GAWA ($20,000 - $12,600, or $7,400).

          B is  the  Account  Value  less  the  GAWA  ($190,000  -  $12,600,  or
          $177,400).

     -    The resulting  Benefit Base is: $210,000 x (1 - ($7,400 / $177,400)) =
          $201,240.14

     - The GAWA is also reduced by the ratio of A to B, calculated as follows:

                        Current GAWA x (1-A/B) = new GAWA

     -    The resulting GAWA is:

                $12,600 x (1 - ($7,400 / $177,400)) = $12,074.41.


          This will be the GAWA assuming the Automatic Annual Step-Up does not occur, no additional Premiums are made and no other withdrawals are taken.


Example 3: Step-Up of the Benefit Base

     - The Benefit Base on December 1st, 2007 has been reduced to $201,240.14 due to withdrawals (as shown above.)

     - If a Step-Up occurs on July 1st, 2008, then the following values would result:

         New Benefit Base = Account Value on July 1st, 2008 = $240,000.


     - The new GAWA is equal to the greater of: 1) the current GAWA, or 2) 6% multiplied by the new Benefit Base amount.

          1)   The current GAWA is $12,074.41;

          2)   6% of the new Benefit Base, which is 6% x $240,000 = $14,400.

          Therefore, the new GAWA is $14,400.

          This will be the GAWA assuming the Automatic Annual Step-Up does not occur, no additional Premiums are made and no further withdrawals are taken.







Remaining Benefit Payments when the Account Value is Reduced to Zero - If the Account Value is reduced to zero due to a withdrawal in excess of the GAWA, the Contract and this Rider will terminate and You will receive no further benefits.

If the Account Value is reduced to zero, provided it was not due to a withdrawal in excess of the GAWA, We will make fixed, periodic payments to You until the death of the Contract Owner. No additional Premiums will be accepted and You will not have the option to receive the remaining Benefit Base in a lump sum. The payment amount in the Contract Year in which the Account Value is reduced to zero, not due to a withdrawal in excess of the GAWA, is equal to the remaining GAWA not yet withdrawn in that year. In subsequent Contract Years, the payment amount equals the GAWA in effect as of the date that the Account Value is reduced to zero.


Required Minimum Distributions - Withdrawals taken from the contract to satisfy the Required Minimum Distribution rules of the Internal Revenue Code, as amended, that exceeds the GAWA for a specific Contract Year, will not be deemed excess withdrawals in that Contract Year. This applies only in relation to the Required Minimum Distribution based on the value of the Contract.

Loans - No loans may be taken against the Account Value as long as this Rider is in effect.


Rider Charge - The charge for this Rider is shown on the Rider Specifications Page. The charge will be assessed monthly against the greater of the Account Value and the Benefit Base, but not to exceed a value of $5,000,000. If a Step-Up occurs, the charge may be increased, but not above the then current charge applicable to new purchasers. If, at the time of a Step-Up, We are no longer issuing this Rider, the charge may be increased, but not above the maximum charge for this Rider.




Rider Termination - This Rider will terminate on the earliest of the following conditions:

1. After completion of seven (7) Contract Years after the Rider effective date, the Contract Owner may request by written notice that this Rider be terminated. This Rider will terminate on the next Contract Anniversary following receipt of the written request by Us.

2. Reduction of the Account Value to zero due to a withdrawal in excess of the GAWA;

3. Failure to continue to allocate the Account Value in accordance with the permitted Portfolio Optimization Models;

4.   Full surrender of the Contract;

5.   Death of the Contract Owner;

6.   Annuitization of the Contract.



      Signed for American United Life Insurance Company(R) by,



                       /s/ Thomas M. Zurek

                             Secretary



LR-199                                                                     05-07